Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) IN COMPLIANCE WITH RULE 144 OR 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY.  HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

10% SENIOR CONVERTIBLE PROMISSORY NOTE

California Gold Corp.

DUE _______ __, 2014

Original Issue Date: _______ __, 2014	US$_________

This Convertible Promissory Note is one of a series of duly authorized and issued convertible promissory notes of California Gold Corp., a Nevada corporation (the “Company”), designated its 10% Convertible Promissory Notes due _________ __, 2014 (the “Note”), issued to __________________ (together with its permitted successors and assigns, the “Holder”) in accordance with exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Securities Purchase Agreement, dated _________ __, 2014 (the “Purchase Agreement”) between the Company and the Holder.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Article I.

Section 1.01                       Principal and Interest.  (a) For value received, the Company hereby promises to pay to the order of the Holder, in lawful money of the United States of America and in immediately available funds the principal sum of _____________________ ($_______) on ________ __, 2014, ninety (90) days from the Original Issue Date (the “Maturity Date”).

(b) The Borrower further promises to pay interest on the unpaid principal amount of this Note at a rate per annum equal to ten percent (10%), commencing to accrue on the date hereof and payable on the Maturity Date.  Interest will be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed.

(c) The Company may prepay any portion of the principal amount of this Note at any time, and from time to time, without the prior written consent of the Holder.

Section 1.02                       Mandatory Conversion.

(a) Upon the Company’s filing of a Certificate of Designation of Series C Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Nevada, all of the outstanding principal amount of, and accrued but unpaid interest on, this Note shall automatically, without the necessity of any action by the Holder or the Company, convert into shares of Series C Preferred Stock, at the Conversion Price then in effect.  The initial Conversion price not adjusted to reflect the Reverse Split is $0.005.  No fraction of shares of Preferred Stock or scrip representing fractions thereof will be issued on conversion, but the number of shares of Preferred Stock shall be rounded to the nearest whole number of shares of Preferred Stock.

(b)  The date upon which the conversion shall be effective (the “Conversion Date”) shall be deemed to be the date on which the Certificate of Designation is filed with the State of Nevada.  The number of shares of Preferred Stock issuable upon conversion of this Note shall be determined by the quotient obtained by dividing (i) the outstanding principal amount of this Note and accrued but unpaid interest hereon on the Conversion Date by (ii) the Conversion Price then in effect, having been adjusted for the Reverse Split.  For the avoidance of doubt, the Conversion Price ($0.005 per share on a pre-Reverse Split basis) adjusted for a Reverse Split at a ratio, for example, of one-to-one hundred (1:100) shall be $0.50 per share of Preferred Stock.  The calculation by the Company of the number of shares of Preferred Stock to be received by the Holder upon conversion hereof, and of the applicable Conversion Price, shall be conclusive absent manifest error.

(c)  The person or persons entitled to receive the shares of Preferred Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Preferred Stock from the Conversion Date.

(d)  The Holder shall have piggyback registration rights with respect to the shares of Common Stock issuable upon conversion of the Preferred Stock.

Section 1.03                       Authorization and Reservation of Preferred Stock.  As set forth in the Purchase Agreement, the Company shall take all actions necessary to authorize for issuance, designate and reserve and keep available out of its to be authorized but unissued shares of preferred stock, solely for the purpose of conversion of this Note, that number of shares of Preferred Stock equal to the number of shares of Preferred Stock into which the Note is convertible based upon the then applicable Conversion Price and taking into account the Reverse Split.

Section 1.04                       Maturity Date Extension.  The Company may extend the Maturity Date by up to an additional ninety (90) days in its sole discretion in connection the completion of the Reverse Split process and authorization of its preferred stock.

Section 1.05                       Absolute Obligation.  Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.  This Note is a direct debt obligation of the Company.

Section 1.06                       Different Denominations.  This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be made for such registration of transfer or exchange.

Section 1.07                       Investment Representations.  This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

Section 1.08                       Reliance on Note Register.  Prior to due presentment to the Company for transfer or conversion of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Article II.

Section 2.01                       Amendments and Waiver of Default.  Except as otherwise provided herein, the Note may not be amended without the consent of the Holder.

Article III.

Section 3.01                       Events of Default.  Each of the following events shall constitute a default under this Note (each an “Event of Default”), except as related to:

(a) failure by the Company to pay principal amount due hereunder within five (5) days of the date such payment is due;

(b) failure by the Company for five (5) days after notice to it to comply with any of its other agreements in the Note;

(c) the Company shall:  (1) make a general assignment for the benefit of its creditors; (2) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties; (3) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (4) file with or otherwise submit to any governmental authority any petition, answer or other document seeking:  (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (5) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, or (6) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction;

(d) any case, proceeding or other action shall be commenced against the Company for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in Section 3.01(d) hereof, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Company, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Company, and any of the foregoing shall continue unstayed and in effect for any period of sixty (60) days;

(e) default shall occur with respect to any indebtedness for borrowed money of the Company or under any agreement under which such indebtedness may be issued by the Company and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of such indebtedness for which such default shall have occurred exceeds $25,000;

(f) default shall occur with respect to any contractual obligation of the Company under or pursuant to any contract, lease, or other agreement to which the Company is a party and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of the Company’s contractual liability arising out of such default exceeds or is reasonably estimated to exceed $25,000;

(g) final judgment for the payment of money in excess of $25,000 shall be rendered against the Company and the same shall remain undischarged for a period of twenty (20) days during which execution shall not be effectively stayed;

(h) any event of default of the Company under any agreement, note, mortgage, security agreement or other instrument evidencing or securing indebtedness that ranks senior in priority to, or pari passu with, the obligations under this Note and the Purchase Agreement;

(i) any material breach by the Company of any of its representations or warranties under the Purchase Agreement; or

(j) any material default, whether in whole or in part, shall occur in the due observance or performance of any obligations or other covenants, terms or provisions to be performed under this Note or the Purchase Agreement which is not cured by the Company within five (5) days after receipt of written notice thereof.

Section 3.02                       If any Event of Default specified in clauses 3.01(c) or (d) occurs, then the full principal amount of this Note, together with any other amounts owing in respect thereof, to the date of the Event of Default, shall become immediately due and payable without any action on the part of the Holder, and if any other Event of Default occurs, the full principal amount of this Note, together with any other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash.  Commencing five (5) days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, interest on this Note shall begin to accrue at the rate of interest specified in Section 1.01(b) PLUS five percent (5%) per annum, or such lower maximum amount of interest permitted to be charged under applicable law.  All Notes for which the full amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company.  The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Article IV.

Section 4.01                       Negative Covenants.  So long as this Note shall remain in effect and until any outstanding principal and interest and all fees and all other expenses or amounts payable under this Note and the Purchase Agreement have been paid in full or otherwise converted, unless Holder shall otherwise consent in writing, the Company shall not:

(a) Senior or Pari Passu Indebtedness.  Incur, create, assume, guaranty or permit to exist any indebtedness that ranks senior in priority to, or pari passu with, the obligations under this Note and the Purchase Agreement, except for (i) indebtedness existing on the date hereof and set forth in Schedule A attached hereto and only to the extent that such indebtedness ranks senior in priority to or pari passu with the obligations under this Note and the Purchase Agreement on the Original Issue Date, and (ii) indebtedness created as a result of a subsequent financing if the gross proceeds to the Company of such financing are equal to or greater than the aggregate principal amount of the Notes and the Notes are repaid in full upon the closing of such financing.

(b) Liens.  Create, incur, assume or permit to exist any lien on any property or assets (including stock or other securities of the Company) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(i) liens on property or assets of the Company existing on the date hereof and set forth in Schedule B attached hereto, provided that such liens shall secure only those obligations which they secure on the date hereof;

(ii) any lien created under this Note or the Purchase Agreement;

(iii) any lien existing on any property or asset prior to the acquisition thereof by the Company, provided that

1) such lien is not created in contemplation of or in connection with such acquisition and

2) such lien does not apply to any other property or assets of the Company;

(iv) liens for taxes, assessments and governmental charges;

(v) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like liens arising in the ordinary course of business and securing obligations that are not due and payable;

(vi) pledges and deposits made in the ordinary course of business in compliance, with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(vii) deposits to secure the performance of bids, trade contracts (other than for indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(viii) zoning restrictions, easements, licenses, covenants, conditions, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business and minor irregularities of title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company;

(ix) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Company, provided that

1) such security interests secure indebtedness permitted by this Note,

2) such security interests are incurred, and the indebtedness secured thereby is created, within 90 days after such acquisition (or construction),

3) the indebtedness secured thereby does not exceed 85% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and

4) such security interests do not apply to any other property or assets of the Company;

(x) liens arising out of judgments or awards (other than any judgment that constitutes an Event of Default hereunder) in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided the Company shall have set aside on its books adequate reserves with respect to such judgment or award; and

(xi) deposits, liens or pledges to secure payments of workmen’s compensation and other payments, public liability, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business.

(c) Dividends and Distributions.  In the case of the Company, declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose.

(d) Limitation on Certain Payments and Prepayments.

(i) Pay in cash any amount in respect of any indebtedness or preferred stock that may at the obligor’s option be paid in kind or in other securities; or

(ii) Optionally prepay, repurchase or redeem or otherwise defease or segregate funds with respect to any indebtedness of the Company, other than for operating indebtedness existing on the date hereof or indebtedness under this Note or the Purchase Agreement.

Article V.

Section 5.01                       Adjustments.  The Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, including the Reverse Split, as follows:

(a) Reclassification, etc. If the Company at any time shall, by reclassification or otherwise, change the Preferred Stock into the same or a different number of securities of any class or classes, the principal amount of this Note, and any accrued and unpaid interest thereon and fees incurred hereunder, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Preferred Stock immediately prior to such reclassification or other change.

(b) Stock Splits, Combinations and Dividends. If the shares of Common Stock outstanding at any time after the date hereof are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price or the shares of Preferred Stock to be issued, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.  For the avoidance of doubt, following the effectiveness of the Reverse Split, if the Board of Directors selects a one-to-one thousand (1:1,000) Reverse Split ratio, the Conversion Price shall be adjusted to equal $1.00 per share of Preferred Stock.

Article VII

Section 6.01                      Notice.  Notices regarding this Note shall be sent to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

If to the Company, to:	California Gold Corp.
c/o Gottbetter & Partners, LLP 488 Madison Avenue, 12th Floor New York, NY 10022 Attention: Adam S. Gottbetter Facsimile: (212) 400-6901

With a copy to:	Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY 10022
Attention: Adam S. Gottbetter, Esq.
Facsimile: (212) 400-6901

If to the Holder:	At the address set forth in the Purchase Agreement

Section 6.02                      Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.  If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 6.03                      Severability.  The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

Section 6.04                      Entire Agreement and Amendments.  This Note, together with the Purchase Agreement, represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein.  This Note may be amended only by an instrument in writing executed by the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this 10% Senior Convertible Promissory Note as of the date first written above.

California Gold Corp.

By:	/s/
Name: James D. Davidson
Title: Chief Executive Officer

SCHEDULE A

SENIOR AND PARI PASSU INDEBTEDNESS

On November 15, 2013, California Gold Corp. (the “Company”) held a closing of a private placement offering (the “Offering”) pursuant to which the Company sold to various accredited investors (collectively, the “Investors”) $325,000 in principal amount of its 10% convertible promissory notes (the “November 2013 Notes”) and warrants.

The November 2013 Notes bear interest at a 10% annual interest rate and mature two (2) years from the date of issuance.  The November 2013 Notes contain a mandatory conversion provision providing that upon the Company’s filing of a Certificate of Designation of Series B Convertible Preferred Stock with the Secretary of State of the State of Nevada, all of the outstanding principal amount of, and accrued but unpaid interest on, the November 2013 Notes will automatically, without the necessity of any action by the Investors or the Company, convert into shares of the Company’s to be authorized Series B convertible preferred stock, par value $0.001 per share (the “Series B Preferred Stock”), at a conversion price of $0.001 per share (the “Conversion Price”).  The Conversion Price is subject to adjustment for a planned reverse stock split (the “Reverse Split”) at a ratio within a range of one-for-twenty-five (1:25) to one-for-one thousand (1:1,000) with the exact ratio of the Reverse Split to be determined by the Board of Directors of the Company in its sole discretion.

Each share of Series B Preferred Stock will be convertible at any time into one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the Conversion Price as adjusted for the Reverse Split, subject to a 9.99% conversion blocker.  Each share of Series B Preferred Stock will participate in dividends and other distributions on an equivalent basis with the Company’s Common Stock.  Holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class, and each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on a particular matter.

The November 2013 Notes rank pari passu with this Note.

SCHEDULE B

LIENS

None.